Exhibit 99.1
FOR RELEASE: May 6, 2008
Contact: Kevin Brophy
Director, Investor Relations
610.645.1020
kmbrophy@aquaamerica.com
Donna Alston
Director, Communications
610.645.1095
dpalston@aquaamerica.com
AQUA AMERICA REPORTS FIRST QUARTER EARNINGS
BRYN MAWR, PA, May 6, 2008 — Aqua America, Inc. (NYSE: WTR) today reported results for the quarter ending March 31, 2008. Revenues for the quarter rose to $139.3 million from $137.3 million in the first quarter of 2007. Net income in the first quarter was $14.3 million versus $16.9 million in the first quarter of 2007. Diluted earnings per share in the first quarter were $0.11 versus $0.13 in the same period of 2007 on approximately 1 percent more shares outstanding.
Revenues rose 1.4 percent for the quarter compared to the same quarter of 2007. Revenues were positively affected by infrastructure surcharges in Pennsylvania and Illinois, rate increases for two divisions in North Carolina and Ohio, and acquisitions since the first quarter of 2007, primarily in New York, Illinois and Texas. However, quarterly revenue growth was adversely affected by the slowing economy, which caused decreases in customer usage, a slowing in customer growth (the soft housing market led to a decrease in new connections), and regulatory lag. The loss of customers and revenues associated with the condemnation of a portion of our Fort Wayne, Indiana franchise on February 12, 2008 also hurt comparisons. Aqua America Chairman and CEO Nicholas DeBenedictis said, “Of course, the significant issue affecting revenue growth is the regulatory lag we are currently experiencing. We have numerous rate cases already underway and more planned for filing.”
“We would anticipate improved revenue growth as rate relief is awarded, coupled with a turnaround in the economy and increased customer growth,” added DeBenedictis. The company has 17 rate increase requests pending totaling approximately $65 million in annualized revenues. The extent to which these rate increase requests will be granted by the applicable regulatory agencies will vary. Thus far in 2008 the company has received rate increase awards, infrastructure surcharges and various price indexes designed to increase annual revenues by approximately $5 million. The company’s Florida and North Carolina subsidiaries are expected to file rate cases in the second quarter, which are intended to recover the major capital investments made in those states since Aqua acquired the systems.
As previously announced, during the quarter the company transferred the northern portion of its Fort Wayne, Indiana operations (11,000 customers) to the City of Fort Wayne in connection with the City’s condemnation of the system, which affects customer growth comparisons. However, in and around the same area, the company still serves approximately 22,000 customers, which were not subject to the condemnation. The company received an initial payment of $16.9 million from the City in connection with the condemnation and the company has challenged the City’s valuation through an ongoing legal proceeding.

“Although the Fort Wayne condemnation will have a slight effect on our revenues throughout the year, the transition of customers — which has been smooth — has not hurt our other ongoing operations in Indiana,” said DeBenedictis. A rate case is proceeding in Indiana regarding our remaining operations and we anticipate a decision later this year.
Operations and maintenance expenses for the quarter rose 6.6 percent relative to the same quarter of 2007. DeBenedictis added, “Less than half of the increase in operations and maintenance expenses resulted from ongoing operating expenses where we were heavily impacted by the sharp increase in fuel costs and an increase in our reserve for bad debt. Bad debt has increased to approximately 1 percent of revenues due to general economic conditions and a delay in collection activity from our implementation of a new customer information system. Now that the customer information system is up and running, collection activities have been accelerated.” An equal amount of the increase (compared to the same quarter of 2007) was due to new expenses associated with last year’s acquisitions and non-cash adjustments due to regulatory proceedings.
“Depreciation expense rose 6.7 percent and interest expense rose 3.5 percent (chiefly due to increased borrowings) in response to the company’s significant capital investment to improve its infrastructure facilities,” said DeBenedictis. In the first quarter Aqua invested $56.5 million on infrastructure improvements such as pipe replacement and utility plant rehabilitation. In 2008, Aqua plans to spend more than $260 million on its capital investment program for which it intends to seek recovery through surcharges or timely rate increases.
“I am pleased with the positive effects of our capital investment program, which has been directed toward environmental compliance enhancements at our treatment facilities and infrastructure improvements. Further, we have managed to maintain our approximately one-quarter-billion-dollars-per-year capital investment program while lowering our imbedded average cost of debt and maintaining our targeted capital structure,” said DeBenedictis.
The company continues to seek low interest rate financing and as a result, the average interest rate on its fixed rate long-term debt declined from 5.65 percent at March 31, 2007 to 5.60 percent at March 31, 2008. DeBenedictis added, “Despite the publicized ‘credit crunch’, our financial strength and track record have enabled us to have good access to the debt market without having to pay higher borrowing rates.”
“Managing expenses remains a top priority, and our cash generation will continue to grow in 2008 with the help of additional deferred taxes associated with the Economic Stimulus Act of 2008. Our increasing internally generated cash will help support our capital program and shareholder dividends this year and equally important, reduce the need for new equity,” said DeBenedictis.
On May 1, 2008, the board declared a quarterly cash dividend of $0.125 per share to shareholders of record on May 16, 2008. This dividend payable on June 1, 2008 represents a 9 percent increase over the June 2007 dividend. Aqua has increased its dividend rate 17 times in the last 16 years, and the company has paid a consecutive dividend for more than 60 years.
“In spite of the uncertain economic times, I am confident that our company is financially sound and that our business strategy is intact. We continue to generate more cash and have no major unplanned capital needs that would prevent us from requesting timely rate relief, which should lessen future regulatory lag,” said DeBenedictis.

Aqua’s conference call with financial analysts will take place on Tuesday, May 6, 2008 at 11:00 a.m. Eastern Time. The call will be web cast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company’s Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay at 3:00 p.m. on May 6, 2008 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 5124898). For international callers, dial 719.457.0820 (pass code 5124898).
Aqua America, Inc. is a publicly traded water and wastewater utility holding company with operating subsidiaries serving approximately three million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Indiana, Florida, Virginia, Maine, Missouri and South Carolina. Aqua America is listed on the New York and Philadelphia Stock Exchanges under the ticker symbol WTR.
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, projected revenue growth, our challenge to the City’s valuation of the portion of our Ft. Wayne system, the effect of the condemnation of this system, our plans for capital investment, the effects of our capital investments, the anticipated revenue from completed and planned rate cases, the filing of additional rate requests to recover capital expenditures, increased collection activities, our plans to seek low interest rate financing, our access to debt markets, our expense management, our growth in cash generation, the effects of internally generated cash, our financial condition and continuation of our business strategy. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.
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WTRF
The following table shows selected operating data for the quarters ended March 31, 2008 and 2007 (in thousands, except per share data) for Aqua America, Inc.

	(Unaudited)

	Quarter Ended
	March 31,
	2008	2007

Operating revenues	$139,283	$137,301

Net income	$14,321	$16,858

Basic net income per share	$0.11	$0.13

Diluted net income per share	$0.11	$0.13

Average common shares outstanding:
Basic	133,415	132,353

Diluted	133,970	133,243

Aqua America, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	March 31,
	2008	2007

Operating revenues	$139,283	$137,301

Cost & expenses:
Operations and maintenance	64,304	60,295
Depreciation	21,481	20,136
Amortization	1,173	1,209
Taxes other than income taxes	12,109	11,916

Total	99,067	93,556

Operating income	40,216	43,745

Other expense (income):
Interest expense, net	17,130	16,549
Allowance for funds used during construction	(956)	(721)
Gain on sale of other assets	—	(69)

Income before income taxes	24,042	27,986
Provision for income taxes	9,721	11,128

Net income	$14,321	$16,858

Net income	$14,321	$16,858
Other comprehensive income, net of tax:
Unrealized holding gain on certain investments	—	5

Comprehensive income	$14,321	$16,863

Net income per common share:
Basic	$0.11	$0.13
Diluted	$0.11	$0.13

Average common shares outstanding:
Basic	133,415	132,353

Diluted	133,970	133,243

Aqua America, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	March 31,	December 31,
	2008	2007

Net property, plant and equipment	$2,802,123	$2,792,794
Current assets	110,119	115,511
Regulatory assets and other assets	313,641	318,607

	$3,225,883	$3,226,912

Common stockholders’ equity	$980,715	$976,298
Long-term debt, excluding current portion	1,213,640	1,215,053
Current portion of long-term debt and loans payable	95,783	80,845
Other current liabilities	78,678	102,367
Deferred credits and other liabilities	857,067	852,349

	$3,225,883	$3,226,912